Exhibit 5(a)


July 5, 2001

Avista Corporation
1411 East Mission Avenue
Spokane, WA  99202

RE:  AVISTA CORPORATION - REGISTRATION STATEMENT ON FORM S-3
     3,700,000 SHARES OF COMMON STOCK

Ladies and Gentlemen:

     We are acting as counsel to Avista Corporation, a Washington corporation (the "COMPANY"), in connection with the proposed offering by the Company of up to 3,700,000 shares of the Company's Common Stock, no par value (the "NEW SHARES"), as described in a Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") of the Company to be filed under the Securities Act of 1933, as amended (the "ACT"), relating to the New Shares. The New Shares will be offered and issued together with the related preferred share purchase rights (the "NEW RIGHTS") in accordance with that certain Rights Agreement, dated as of November 15, 1999 (the "RIGHTS AGREEMENT"), between the Company and The Bank of New York, as rights agent.

     We have reviewed, among other things, the Company's Restated Articles of Incorporation and Bylaws, each as amended, and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the New Shares and the New Rights, and we have made such other factual inquires as we have deemed necessary. We have also reviewed the following regulatory orders and decisions (the "ORDERS") related to the authorization, issuance and sale of the New Shares and the New Rights:

     (a) Order No. UE-000675, entered May 30, 2000, of the Washington Utilities and Transportation Commission;

     (b) Order No. UE-000231, entered April 12, 2000, of the Washington Utilities and Transportation Commission;

     (c) Order No. 28410, entered June 15, 2000, in Case No. AVU-U-00-2 of the Idaho Public Utilities Commission;

     (d) Order No. 28312, entered March 27, 2000, in Case No. AVU-U-00-1 of the Idaho Public Utilities Commission;

     (e) Order No. 00-331, entered June 23, 2000, in Docket No. UF-4171 of the Public Utility Commission of Oregon, together with staff reports appended thereto which constitute a part of the order;


Heller Ehrman White & McAuliffe LLP
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                                                              Avista Corporation
HELLER EHRMAN                                                       July 5, 2001
    ATTORNEYS                                                             Page 2


     (f) Order No. 00-173, entered March 27, 2000, in Docket No. UF-4168 of the Public Utility Commission of Oregon, together with staff reports appended thereto which constitute part of the order;

     (g) Decision No. 00-06-064, entered June 22, 2000, of the Public Utilities Commission of the State of California; and

     (h) Default Order No. 4535, entered July 2, 1979, in Docket No. 6690 of the Public Service Commission of the State of Montana.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the limitations and qualifications expressed herein, we are of the opinion that, when the New Shares are issued and delivered as contemplated in the Registration Statement, the New Shares will be legally issued, fully paid and non-assessable and the New Rights will be legally issued.

     It is also our opinion that Section 23B.06.240 of the Washington Business Corporation Act permits Washington corporations to enter into shareholder rights plans, such as the Rights Agreement, and to issue rights thereunder, such as the New Rights. We note, however, that there are no reported decisions applying Washington law that address the validity of actions taken by the board of directors of a Washington corporation in authorizing a shareholder rights plan or the issuance of rights thereunder.

     We believe, however, that a court applying the law of the State of Washington, when presented with questions concerning matters such as the authorization and issuance of the New Rights, after giving effect to the "business judgment rule" under Washington statutory and case law, most likely would look to and apply the corporate law of the State of Delaware. Accordingly, our opinion relating to the legal issuance of the New Rights is based, in part, upon such conclusion.

     We do not herein express any opinion as to the enforceability of the New Rights or the Rights Agreement.

     For purposes of the opinions contained in this letter, we have assumed, without making any inquiry into the reasonableness or validity thereof, that the New Shares and the New Rights will be issued and sold in compliance with the due authorization of the Company's Board of Directors and the Orders.

     The opinions expressed herein are limited to (i) the federal laws of the United States of America, (ii) the laws of the State of Washington, (iii) to the extent applicable, the statutes (and regulations promulgated thereunder) of the States of California, Idaho, Montana and Oregon pertaining to the regulation of public utilities in those states, and (iv) the corporation law of the State of Delaware. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.


Heller Ehrman White & McAuliffe LLP

                                                              Avista Corporation
HELLER EHRMAN                                                       July 5, 2001
    ATTORNEYS                                                             Page 3


     We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement, and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        /s/ HELLER EHRMAN WHITE & MCAULIFFE LLP

                                        HELLER EHRMAN WHITE & MCAULIFFE LLP




Heller Ehrman White & McAuliffe LLP